[IBIS LOGO]
--------------------------------------------------------------------------------
Technology Corporation


CONTACT:

Timothy Burns                              John P. Kehoe/Van Negris
Ibis Technology Corporation                Kehoe, White, Savage & Company, Inc.
(508) 777-4247                             (212) 888-1616



FOR IMMEDIATE RELEASE
---------------------


                        IBIS TECHNOLOGY CORPORATION SEES
                  LOWER THAN ANTICIPATED SECOND QUARTER RESULTS


DANVERS, MA -- JUNE 6, 1997 -- Ibis Technology Corporation (NASDAQ:IBIS), the leading supplier of SIMOX-SOI (Separation by Implantation of Oxygen/Silicon-on-Insulator) wafers to semiconductor manufacturers, today announced that it expects a higher net loss than it anticipated for the second quarter ending June 30, 1997. Factors contributing to this result include:

          -    The repair and maintenance of the first Ibis 1000,

          -    Use of the second Ibis 1000 for SIMOX-SOI development, and

          -    Lower than anticipated orders.

As a consequence, based on information currently available to the Company, Ibis currently anticipates that the fiscal 1997 second quarter net loss per share will be between $0.12 and $0.16.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on bulk silicon or epitaxial wafers. The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at http://www.ibis.com.






                                    # # #


     IBIS TECHNOLOGY CORPORATION 32A Cherry Hill Drive Danvers, MA 01923